Newell Brands Elects William “Bill” Newlands to Board of Directors
Former President and CEO of Constellation Brands brings public company leadership and consumer brand-building experience; Board will increase to nine members.
ATLANTA, GA – November 9, 2026 – Newell Brands (NASDAQ: NWL) today announced that Bill Newlands, former President and Chief Executive Officer of Constellation Brands, has been elected to the company’s Board of Directors, effective January 1, 2027. Upon Mr. Newlands’ appointment, the company’s Board will expand from eight members to nine.
“Bill’s experience leading and scaling iconic consumer brands, combined with his public company governance background, makes him a tremendous addition to our Board,” said Bridget Ryan Berman, Chairperson of the Board of Newell Brands. “His perspective on driving sustained growth and allocating capital with discipline will be valuable as we pursue long-term shareholder value creation.”
Mr. Newlands brings deep experience in consumer brand strategy, portfolio management and capital allocation, along with extensive public company governance experience. He served as President and Chief Executive Officer of Constellation Brands, a leading beverage alcohol company, from 2019 to April 2026. He joined Constellation in 2015 as Executive Vice President and Chief Growth Officer, and was appointed President, Wine & Spirits in 2016, Chief Operating Officer in 2017 and President in 2018 before becoming CEO. Before Constellation, Mr. Newlands served as President, North America at Beam, Inc., and held leadership roles at Allied Domecq Wines USA, wine.com, and LVMH Chandon Estates. He currently serves as non-executive Chairman of the Board of Directors of Hormel Foods Corporation and as a Director of Keurig Dr Pepper.
“Newell Brands has an exceptional portfolio of brands that consumers trust and a strong foundation to build on,” said Mr. Newlands. “I look forward to bringing my experience and working with my fellow Directors and the leadership team to extend the company’s competitive advantages and execute consistently against its strategy.”
Mr. Newlands earned a Master of Business Administration from Harvard Business School and a Bachelor of Science from the Wharton School of the University of Pennsylvania.
About Newell Brands
Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, Sharpie, Graco, Coleman, Rubbermaid Commercial Products, Yankee Candle, Paper Mate, FoodSaver, DYMO, EXPO, Elmer’s, Oster, NUK, Spontex and Campingaz. Newell Brands is focused on delighting consumers by lighting up everyday moments.
This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

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